Exhibit 99.3

CONTACT:	FOR IMMEDIATE RELEASE

Joseph W. Kaufmann

President and Chief Executive Officer

(484) 713-2100

KENSEY NASH ANNOUNCES DIRECTOR RESIGNATION

EXTON, PA, March 13, 2009 — Kensey Nash Corporation (NASDAQ: KNSY), a leading medical technology company that provides innovative solutions and technologies for a wide range of medical procedures, today announced the resignation of Mr. Ceasar N. Anquillare from its Board of Directors. Mr. Anquillare is the Chairman and Chief Executive Officer of Winchester Capital.

Mr. Anquillare became a director of the Company in December 2007, after he was nominated for election by the Board at the Company’s 2007 annual meeting of stockholder, pursuant to a settlement agreement entered into with Ramius LLC (f/k/a Ramius Capital Group, L.L.C.) and certain of its affiliates. Mr. Anquillare was a member of the Audit Committee.

“On behalf of the Board, I would like to thank Ceasar for his service and contributions to Kensey Nash and wish him well with his future endeavors,” stated Walter R. Maupay, Jr., Chairman of the Board.

“It has been a pleasure to serve on the Board of Kensey Nash. I am leaving the Board so that I may pursue other corporate opportunities. I wish management and the Board every future success in the implementation of their growth strategies.” commented Ceasar Anquillare.

About Kensey Nash Corporation. Kensey Nash Corporation is a leading medical technology company providing innovative solutions and technologies for a wide range of medical procedures. The Company provides an extensive range of products into multiple medical markets, primarily sports medicine, spine, and endovascular markets. Many of the products are based on the Company’s significant expertise in the design, development, manufacturing and processing of absorbable biomaterials, which has led to partnerships to commercialize technologies. The Company is known as a pioneer in the field of arterial puncture closure, as the inventor and developer of the Angio-Seal™ Vascular Closure Device, which is licensed to St. Jude Medical, Inc.